EXHIBIT 4.3

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE            , 2007.

WITHOUT PRIOR WRITTEN APPROVAL OF THE TSX VENTURE EXCHANGE (“TSXV”) AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF THE TSXV OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL             , 2007.

AGENT’S COMPENSATION OPTION AGREEMENT

AGREEMENT is made as of            , 2007.

BETWEEN:

MED BIOGENE INC.

(hereinafter referred to as the “Company”)

OF THE FIRST PART

– and –

(hereinafter referred to as the “Agent”)

OF THE SECOND PART

WHEREAS the Company has agreed to grant to the Agent, as partial compensation payable to the Agent for services rendered in connection with the private placement (the “Offering”) of certain units (the “Units”) of the Company on            , 2007, a non-assignable option (the “Compensation Option”) to purchase     units (the “Optioned Units”) at a price of $0.45 per Optioned Unit. Each Optioned Unit is comprised of one common share in the capital of the Company (an “Optioned Share”) and one common share purchase warrant (an “Optioned Warrant”). Each Optioned Warrant entitles the holder thereof to acquire one common share in the capital of the Company (an “Underlying Share”) at an exercise price of $0.65 for a period of 36 months from the closing date of the Offering; provided that if, at any time following expiry of the applicable hold period, the closing price of the common shares in the capital of the Company on the TSX Venture Exchange, or such major stock exchange or quotation system as the common shares are then trading or are listed, is greater than $0.85 for 20 or more consecutive trading days, the Company may give notice to the holders of Optioned Warrants that the expiry date for exercise of the Optioned Warrants has been accelerated and that the Optioned Warrants will expire on the 20th business day following the date of such notice.

NOW THEREFORE in consideration of the mutual covenants herein contained, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

1. Option to Purchase.

As partial consideration for the Agent’s services performed by it and for services rendered in connection with the Offering, the Company hereby grants to the Agent, without payment of any further consideration, the Compensation Option. The Compensation Option shall be exercisable in whole or in part at any time and from time to time during the Term to acquire Optioned Units.

The terms and conditions of the Optioned Warrants shall be identical to the terms and conditions of the common share purchase warrants (the “Warrants”) to be issued pursuant to the Offering to purchasers of the Units upon the exercise thereof.

2. Term of Option.

Notwithstanding any other provision of this Agreement, the Compensation Option shall be exercisable in whole or in part at any time prior to 4:00 p.m. (Vancouver time) on the day which is 18 months from the closing date of the Offering (the “Term”).

3. Manner of Exercise of Option.

Subject to paragraph 4, the Agent may exercise this Compensation Option to purchase on a cumulative basis, to the extent hereinafter provided, all or any part of the Optioned Units, and such right shall be continuing and cumulative during the Term until all of the Optioned Units have been purchased.

4. Notice of Exercise of Option and Payment.

This Compensation Option shall be exercised in whole or in part upon providing notice in writing to the Company at Med BioGene Inc., #300 - 2386 East Mall, Gerald McGavin Building, Vancouver, British Columbia V6T 1Z3, (fax: (604) 827-5120), or at such other place as the Company’s executive office may then be located (a “Notice”), together with a certified cheque or bank draft representing the subscription price for the number of Optioned Units purchased.

5. Right of a Shareholder.

Within five (5) business days after receipt of the Notice and payment in full of the subscription price for the total number of Optioned Units to be purchased, the Company shall cause the Agent to be recorded in its register of shareholders as holder of the number of fully paid, non-assessable Optioned Shares so purchased (the date upon which the Agent is so recorded as registered holder being referred to in this paragraph 5 as the “Registry Date”). In the case of the Optioned Warrants, within five (5) business days after receipt of the Notice, the Company shall cause to be delivered to the Agent a warrant certificate (in the form appended hereto as Schedule “A”) for the number of Optioned Warrants to which the Agent is entitled by virtue of the Notice. The Agent shall have full rights as a shareholder with respect to Optioned Shares acquired pursuant to this Compensation Option on or after the Registry Date, and no adjustment shall be made for dividends or other rights for which the record date is prior to the Registry Date. The Company agrees to issue share certificates in respect of all Optioned Shares so purchased as soon as practicable after the Registry Date, and in any event within five (5) business days thereafter. Under no circumstances shall the Company be obliged to issue any fractional Optioned Shares or fractional Optioned Warrants upon the exercise of the Compensation Option. The Company shall not pay any amounts to the Agent in satisfaction of the right to otherwise have received a fraction of an Optioned Share or a fraction of an Optioned Warrant.

6. No Transfer of Option.

Neither the Compensation Option nor the Compensation Warrant may be assigned or transferred.

7. Adjustments.

In the event, at any time or from time to time, of a subdivision, consolidation or reclassification of the share capital of the Company, the payment of stock dividends by the Company or other relevant changes in the capital of the Company prior to the exercise by the holder, in full, of the Optioned Units, the Optioned Warrants and Optioned Shares shall be proportionately adjusted so that the holder of the Optioned Unit shall from time to time, upon the exercise of the option to purchase the Optioned Units, be entitled to receive the number of Optioned Shares and Underlying Shares it would have held following such change in the capital of the Company if the holder had exercised the Optioned Unit immediately prior to such change in the capital of the Company and held to the Optioned Shares and the Underlying Shares obtained from the exercise thereof immediately prior to such change in the capital of the Company.

8. Covenants of the Company.

The Company hereby represents and covenants that:

(a)	all Optioned Shares, Underlying Shares and Optioned Warrants that may be issued upon the exercise of this Compensation Option shall, upon issuance, be validly issued and, in the case of the Optioned Shares and Underlying Shares, fully paid and non-assessable shares; and

(b)	at all times during the Term, the Company shall have authorised and reserved for issuance a sufficient number of common shares to provide for the exercise of the Agent’s rights hereunder.

9. Regulatory Approval.

This Agreement and the obligations of the Company to sell and deliver Optioned Shares shall be subject to the receipt of any required prior approval of any governmental or other regulatory authority or stock exchange having jurisdiction over the securities of the Company.

10. Time of the Essence.

Time shall be of the essence of this Agreement.

11. Governing Law.

This Agreement and the Compensation Option granted hereunder shall be governed by and be interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The parties hereto irrevocably attorn to the jurisdiction of the courts of the Province of British Columbia.

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IN WITNESS WHEREOF the parties hereto duly executed this agreement as of the date first above written.

MED BIOGENE INC.

Per:
Erinn Broshko
Authorized Signing Officer

Per:
Authorized Signing Officer